Exhibit 10.52

Joint Venture and Shareholders Agreement for
Venus Concept Singapore PTE Ltd.

between

Venus Concept Ltd., a private company incorporated under the laws of the State of Israel (registration no. 514246636) and with offices at 62 Ha’chermesh St. Karmiel, Israel, (“Venus”)

- as one party -

and

Soeren Maor Sinay, 573/52 Soi Ramkhamhaeng 39 (Thepleelal), Plubpla, Wangthonglang, Bangkok 10310, THAILAND, 207287047, maor.sinai@gmail.cοm, +66817797496 (“Sinay”);

-as the other party –

and

Venus Concept Singapore PTE Ltd., a private company incorporated under laws of Singapore (registration no. 201503227C) and with offices at 3 Raffles Place, # 06-01, Bharat Building, Singapore 048617 (registered office address) as well as at Fullerton Road, # 02-01 One Fullerton, Singapore 049213 (physical office address) (“VC Singapore”);

-as the other party –

Venus, Sinay and VC Singapore shall be hereinafter jointly referred to as the “Parties” and severally as a “Party”

Whereas

a.	Venus is an international company in the business of the aesthetic industry;
b.	Venus wishes to develop its global business by partnering with appropriate key individuals or companies in local country markets with an objective to roll out the Venus business model and to work

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closely with such parties in the development of business in the local country market;
c.

Sinay wishes to cooperate with Venus to roll out the Venus business model in the Singaporean market and has the knowledge, expertise and qualifications to manage and operate the day to day business of VC Singapore (as defined below);

d.

Venus and Sinay established VC Singapore, a private joint venture company with limited liability and certain joint venture structure principles whose purpose is the roll out of the Venus business model in Singapore;

e.	VC Singapore was incorporated on February 2, 2015;

Now therefore, the Parties agree as follows:

1.General Provisions

1.1	The Recitals and Annexes constitute an integral part of this Joint Venture and Shareholders Agreement and are therefore fully binding on the Parties.
1.2	Unless as otherwise specified, and unless the context requires otherwise, the following capitalized terms shall have in this Joint Venture and Shareholders Agreement the meaning explained hereinbelow:
1.2.1	“Affiliated Company”: a company (i) controlling one of the Party, (ii) controlled by one of the Party or (iii) controlled by the same company controlling one of the Party;
1.2.2

“Brand”: the wording “Venus Concept Singapore PTE Ltd.” (“VC Singapore”), which is the name and the graphical brand of the Joint Venture, as well as the name of the Joint Venture’s registered internet domain;

1.2.3	“Buyout Option”: Venus’s right to buyout Sinay’s Shares, participation and interests in VC Singapore upon certain events as provided under Section 16;
1.2.4	“Business Model”: the roll out of the Venus business model for the development of the business in the local country market through the sale of its products;

1.2.5

“Confidential Information”: All information, (whether written, oral, visual electronic or otherwise) provided (both before or after the date hereof) by each Party as well as all analysis, compilations, forecasts, studies or other documents prepared by each Party related to VC Singapore, other than the one (i) which is or becomes publicly available other than as a result of a disclosure by the disclosing Party, or (ii) is or becomes available to the recipient Party on a non- confidential basis from a source (other than the disclosing Party or the disclosing Party’s representatives) which, to the recipient Party’s best knowledge after due enquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation;

1.2.6

“Deadlock”: a material event related to VC Singapore’s corporate bodies, who are not capable to take decisions under Section 14.1 notwithstanding the Escalation Procedure provided under the same Section 14.1, thus triggering the Buyout Option provided under Section 16;

1.2.7	“Escalation Procedure”: the procedure described in the following Section 14.1 aimed at solving a possible deadlock occurred in the VC Singapore corporate bodies;
1.2.8	“JVSA”: this Joint Venture and Shareholders Agreement;
1.2.9	“Lock-Up Period” the period comprised between the date hereof and the 24th month thereafter;
1.2.10

“Review Date”: the date at the beginning of the first year after the incorporation of VC Singapore when the Parties shall discuss and/or negotiate in good faith any appropriate review and update of the VC Singapore’s organisation and activities;

1.2.11	“Shares” the VC Singapore’s Shares and/or interest;
1.2.12

“Strategic Plan” the business plan and budget related to the management of the Business Model, as may be amended from time to time by the Board of Directors, which is binding for the Parties and VC Singapore and constitutes an integral part of the JVSA.

1.2.13	“Territory”: Singapore.

2.Purpose of the JVSA

This JVSA contains all the undertakings of the Parties in relation to: (i) the compliance of VC Singapore with the terms and conditions of this NSA; (ii) the definition of the terms of VC Singapore’s governance and activities; (iii) the definition of the relationships between the Parties concerning the development by VC Singapore of the Business Model; (iv) the funding of VC Singapore; (v) the management compensation; (vi) the procedure for the Buyout Options upon certain events.

3.Approval and Ratification

As soon as possible following the execution and delivery of this JVSA, a meeting of the Board of Directors will be called to resolve on the following matters:

a.	Approving of this JVSA by VC Singapore;
b.	Approval of the Strategic Plan and Business Plan;
c.

Recommending to the shareholders of VC Singapore to adopt the Amended Articles of Association of VC Singapore substantially in the form attached hereto as Exhibit A (the “Amended Articles”). Promptly following the aforesaid Board Resolution, the Amended Articles shall be submitted to the review and approval of the shareholders of VC Singapore. Both, Venus and Sinay, hereby undertake to vote in favour of the adoption of the Amended Articles.

4.Operations

4.1	Operational Decisions

VC Singapore’s General Manager (President) shall be Sinay and he shall undertake and be responsible for all day to day operating decisions, subject to the Board supervision, where required under this JVSA or applicable law, and shall have the authority to sign cheques on behalf of VC Singapore according to the Signatory Rights Procedure in Exhibit B attached hereto.

4.2	Venus Products

Venus shall provide and deliver to VC Singapore, as long as: (i) VC Singapore is active; and (ii) Sinay serves as the General Manager (President); and (iii) for as long as there is no deadlock situation, on an exclusive basis for the Singaporean territory, Venus Products for demos and/or for sale. Demos of Venus Products shall be paid within one year from VC Singapore’s receipt, provided that the company has sufficient funds.

4.3	Management and Staff Compensation

The Parties agree that management services shall be rendered personally by Sinay as a key person.

4.4	Cost Management

Sinay as VC Singapore’s General Manager (President) shall be responsible for the management of VC Singapore and local costs in Singapore shall be borne by VC Singapore in accordance with the Strategic Plan. The following summarizes specific cost and service matters agreed herein between the Parties for clarity:

a.

General: Costs include facilities, employees, trade shows, travel etc. and any direct costs incurred on behalf of VC Singapore such as tradeshow bookings and travel to the local country event shall be paid by VC Singapore;

b.	Sales costs: Local sales representatives shall be paid by VC Singapore. This includes salary, commission and transportation costs;
c.

Clinical: The Parties will make reasonable efforts that VC Singapore will have clinical capabilities. VC Singapore will pay for all clinical related travel costs for its staff and Venus staff for training but will not be responsible for any salary or compensation of Venus trainers;

d.	Service: VC Singapore shall either have a dedicated technical service person or shall use the services of another existing services company;
e.

Product: VC Singapore shall purchase products and services only from Venus, unless otherwise approved by the VC Singapore Board of Directors. The transfer price for such purchases shall be at Venus’ full manufacturing cost, associated royalty (if any) and the estimated cost of providing warranties as required in the marketplace. For clarity, warranty costs shall not include any costs related to product defects in the first year of a new product launch. In addition, warranty costs shall not exceed normal industry standard warranty costs. Service during and after the warranty period shall be provided by VC Singapore. There shall be no profit (on devices) to Venus as the manufacturer;
f.

Accounting, tax and financial reporting: VC Singapore shall hire its own accountant/bookkeeper that is acceptable to Venus. VC Singapore shall provide a monthly financial report to Venus, and the Parties shall meet by phone or in person quarterly to review operations and strategy. VC Singapore’s bank account may be accessed according to a Signatory Rights Procedure that shall be signed by the Parties after the Board’s approval;

g.	Management: Venus shall not charge fees to VC Singapore for management support costs, or royalties for branding or market support.

5.Shareholders’ Μeeting

The Amended Articles of VC Singapore shall stipulate that the adoption of the following resolutions by the Shareholders’ Meetings of VC Singapore and shall require the favourable vote of the holder of at least 75% of the issued and outstanding corporate capital:

a.	Mergers, acquisitions and spin off of VC Singapore;
b.	Any material change in the corporate purpose;
c.	Any modification of the Amended Articles which adversely affect the rights of any Party hereunder;
d.	Any enlargement/reduction of the number of members of the Board of Directors.

In case VC Singapore cannot resolve on the above matters, the Escalation Procedure shall be followed as described in Section 14.1.

Shareholders’ meeting resolutions on any other matters other than the ones listed above shall be adopted with the affirmative consent or voting of the holders of more than 50% of the issued and outstanding share capital of VC Singapore, on a fully diluted basis.

6.Board of Directors

6.1	VC Singapore is managed by a Board of Directors (the “Board”) comprising as issued of up to three members.

Venus shall be entitled to designate and dismiss 2 (two) directors. Mr. Domenico Serafino and Mr. Greg Van Staveren shall be the initial directors designated by Venus.

Sinay shall be entitled to appoint and dismiss 1 (one) director.

Should, for whatever reason, a director cease his office, a substitute director may be designated by the Party that had designated the ceasing director.

6.2	Board resolutions, other than the ones listed in the following Section 6.2, will require a simple majority of the directors attending the meeting.
6.3

Board resolutions on the following matters shall be referred to the exclusive competence of the Board, cannot be delegated to the competence of the General Manager (President) or of any director or board committee and shall be approved by a majority of 2 directors, one of whom shall be the director appointed by Sinay (however, it is clarified that if Sinay did not appoint any director, such matters shall be resolved by an ordinary resolution:

a.	Any acquisition/disposal of material assets (which is not in the ordinary course of business) or any intellectual property owned by VC Singapore;
b.	Approval of contracts with a Shareholder or its Affiliated Companies not foreseen under the Strategic Plan, other than financings by Venus made in accordance with Section 10;
c.	Approval of any material variation to or amendment of the Strategic Plan, other than in the context of financing by Venus in accordance with Section 10;
d.	Approval of guarantees and/or leasing agreements for purchase of VC Singapore’s assets exceeding the threshold of USD 100,000 (one hundred thousand dollars).
e.

Approval of any expenditures outside the Strategic Plan and exceeding the threshold of USD 50,000 (Fifty thousand dollars), provided however, that such approval shall require the consent of only one director appointed by Venus (instead of unanimous vote by the Board members);

f.	Settling of any dispute, litigation or arbitration having an aggregate value exceeding the threshold of USD 25,000 (twenty five thousand dollars);
g.	Approval of the balance sheets and proposal of distribution of earning.

7.General Manager (President)

The General Manager (President) shall chair the Board and the Shareholders’ meeting. He shall further manage the day-to-day operations of VC Singapore and shall be provided with the ordinary powers to run VC Singapore as directed by the Board.

8.Share Transfer and Lock-Up

8.1

For the purposes of this Section 8.1 and of the following Section 8.2, the words “transfer” or “to transfer” shall include all forms of sale (even together with other assets) as well as any other transaction with or without consideration (including, without limitation, donation, barter, swap, contribution in kind and in trust, merger and spin-off), the consequence of which shall cause the transfer of the ownership of the Shares to third parties or the pledge or any another lien on the Shares;

8.2

Without prejudice to the provision set forth under the following Section 8.1, during the Lock-Up Period (i.e. 24 months after the date hereof), none of the Parties may transfer the Shares, or the nude property or usufruct on the Shares, or constitute personal or collateral guarantees, liens or encumbrances upon said rights or on the Shares.

8.3

The limitations to the transfer of Shares described in Section 8.2 above shall not apply if the Shares are transferred to an Affiliated Company of Venus, provided that (i) the notice of such transfer be notified to the other Party in due advance and take place only after the transferee formally accept and execute this JVSA, and (ii) the transferor Party remains jointly liable with the transferee for the fulfilment of all the transferee’s obligations hereunder.

8.4	Sinay hereby expressly undertakes not to transfer any of his Shares to any third party during the Lock-Up Period.

9.Right of First Refusal

9.1

Upon the expiry of the Lock-Up Period and except for transfer by Venus to an Affiliated Company, any transfer of Shares by the Parties, without prejudice to the provisions set forth in previous Section 8, shall be subject to the following provisions.

9.2	Each Party hereby grants to the other Party a Right of First Refusal in respect to any third party offer for the purchase of the Shares within the next 30 days.
9.3	The exercise of the pre-emption right is conditional upon the transferring

Party having received a binding offer of the Shares from a third party that the transferring Party is willing to accept.

9.4	The procedure to be followed for the exercise of the Right of First Refusal shall be the one provided in the attached Amended Articles, as amended from time to time.

10.Funding, Staff, costs and expenses, and Tax Arrangements

The Parties agree that any future investments in VC Singapore shall continue to be made on a pro-rata basis. In the event that Sinay is unable to provide its pro-rata share of funding, whether under a corporate capital increase or Shareholders financing, then Venus shall, subject to approval by the Board of the revised Strategic Plan or the Business Plan (if necessary), act as financier of VC Singapore and advance a loan or investment (as the case may be) in an amount and other terms and conditions to be agreed between the Parties hereto. VC Singapore, to properly carry out the activities under the Strategic Plan, shall hire the employees having the roles and responsibilities provided in the Strategic Plan.

11.Brand

VC Singapore shall hold a license to use the Brand on an exclusive basis for Singapore, for as long as Sinay is a shareholder and a General Manager (President) of VC Singapore.

12.Purpose of VC Singapore

VC Singapore will have as its sole purpose the exclusive sale and delivery of Venus’ products in the Territory, generally in accordance with the Business model.

13.Yearly Profits

The VC Singapore’s yearly profit resulting from the financial statements, as proposed to the Shareholders meeting and approved by Board, may be distributed to the Shareholders after having complied with the law provisions related to the mandatory reserves, provided that VC Singapore does not need additional financial resources. It is the general intent of the Parties to reinvest the profits from VC Singapore into growing the business. If VC Singapore has excess earnings above normal working capital needs, then the Board shall discuss the most favourable ways to distribute any excess accumulated earnings, on an annual basis.

14.Deadlock, Escalation Procedure and Liquidation

14.1	Should a Deadlock occur in any of the VC Singapore’s corporate bodies, the Parties undertake to solve the matters in accordance with the following Escalation Procedure:
a.	Should the Deadlock occur in relation to a Board resolution, the Parties will refer the matter to the Shareholders’ Meeting that will resolve on it within the following 15 business days;
b.

Should a Deadlock occur in relation to a Shareholders’ Meeting resolution or should the Shareholders’ Meeting be unable to resolve a matter referred to it pursuant to the previous paragraph a) within the above mentioned term, the deadlock matter shall be referred to a decision to the respective General Manager (President) of the Parties (which shall be Sinay and in case of Venus will be Domenico Serafino, the CEO of Venus) who will meet and resolve within the following 15 business days.

14.2

Should the meeting between the respective General Manager (President) of the Parties be unable to solve — within 45 (forty-five) days from the date of the Shareholder’s meeting indicated in the previous Section 14.1 — a Deadlock on the matters in subject, Venus shall have the right to exercise the Buyout Option and if Venus does not exercise the Buyout Option, the Parties may mutually decide to put VC Singapore in liquidation.

15.Undertakings of the Parties upon the Review Date

At the Review Date, the Parties undertake to discuss and/or negotiate in good faith any appropriate review and update of the VC Singapore’s organisation and activities.

16.Buyout Option

16.1	In each of the following events:

(i) The Parties are unable to reach an agreement on a material issue relating to the activities of VC Singapore; or (ii) VC Singapore materially deviates from the budget and/or P&L performance and objectives and has failed to remedy such deviations within a reasonable remedy period; or (iii) material violation of either Party at any time of its confidentiality, intellectual property and non-competition and non-solicitation undertakings; or (iv) resignation of Sinay from the management of VC Singapore at any time; or (v) an unresolved Deadlock under Section 14.1; or (vi) VC Singapore’s material and adverse deviation from the Strategic Plan or Business Plan (each one and together “Triggering Event/s”), provided however, that the Triggering Events may be triggered only after the lapse of two (2) years following VC Singapore’s incorporation, then:

a.	Sinay hereby irrevocably grants to Venus, who accepts, free of charge, the right to purchase all (and not only a part) of the Sinay’s Shares (“Call Option”).
b.	The Call Option may be exercised by Venus by notice in writing to be notified to Sinay on a date which shall not be later than 180 days following the occurrence and of a Triggering Event.
c.	Should the Call Option be exercised:
i.	The Parties shall proceed with determination of Purchase Price within 15 (fifteen) days after the date of exercise of the Call Option, and shall effect transfer of full title to and ownership of

Sinay’s Shares to Venus (“Shares Buyout Completion”) and payment of the Purchase Price, on a date as agreed between the Parties which shall not be later than 30 (thirty) days after the exercise of the Call Option (“Shares Buyout Completion Date”);

ii.	Sinay’s Shares shall be transferred free and clear of any encumbrance or any third party’s rights;
iii.	The price for the Sinay’s Shares shall be determined as follows (“Purchase Price”):

The amount equal to:

A.

Accumulated payments and/or advances made by Sinay according to its pro Share to VC Singapore corporate capital less any return of capital previously paid and received and less any loans or other financings provided to VC Singapore by Venus, plus

B.

A percentage equal to Sinay’s then shareholding in VC Singapore, on a fully diluted basis (“Sinay’s Percentage”) multiplied by VC Singapore’s revenue in the 12 month period prior to the Triggering Event (or the shorter period actually run if occurring before the 12 month period from incorporation of VC Singapore), plus

C.

Pro-rata share of declared, accumulated undistributed year end dividends, or any accumulated earnings (less losses) on the Shares Buyout Completion based on a pro forma closing at the Buyout exercise day, plus

D.

A percentage equal to Sinay’s Percentage of the uncollected revenue on service contracts already signed, less attributable costs commission, warranty service and product cost paid as money is collected.

(For purposes of this calculation, no fixed overhead costs for the Singaporean personnel will be applied).

In case of disagreement between the Parties regarding the interpretation of the foregoing formula, the opinion of a qualified accountant/bookkeeper, appointed by the Board, shall be provided and deem definitely not later than 20 (Twenty) days after the date on which the Call Option has been exercised.

iv.

The Purchase Price shall be paid by Venus to Sinay upon the Shares Buy-out Completion Date, in immediately available funds by bank wire transfers to the bank accounts of Sinay, to be indicated by him in writing at least 5 (five) business days prior to the date on which payment must be provided, and in any event, against receipt of Notary Public evidence, satisfactory to the opinion of Venus counsel, that all of the Shares owed by Sinay shall have been registered in the name of Venus.

v.	At the transfer date of Sinay’s Shares, Sinay shall procure, at its own cost and expenses.
16.2

It is hereby agreed that in case of exercise of Call Option due to the events listed under Sections 16.1 c. (iii) B. and 16.1 c. (iv), Sinay shall not be entitled to receive the portion of the Purchase Price set forth under letter 16.1 (iii) and of the formula under Section 4.4 e.

16.3	During the period comprised between the exercise of Call Option and Shares Buyout Completion, this JVSA, the Strategic Plan and the Core Agreements shall continue to be in force between the Parties.
16.4

Should Venus purchase Sinay’s participation in VC Singapore in accordance to the previous Section 16.1, any operation agreements between VC Singapore and Sinay will be automatically terminated on the transfer date.

17.Miscellaneous

17.1	Confidentiality

Unless otherwise agreed between the Parties and with the exception of any compulsory disclosure duty as may be provided by law, regulation or any other applicable rule, the Parties, considering the high degree of confidentiality of the Confidential Information dealt with during the performance of this Agreement, mutually agree to:

a.	Take all the necessary measures to ensure an adequate protection of the Confidential Information received from the other Party and to guarantee that the relevant contents are kept confidential;
b.	Refrain from disclose or making available in any way the Confidential Information to third parties, for whatever reason;
c.

Limit the knowledge of, or the access to, the Confidential Information disclosed by the other Party only to its own employees or consultants as far as it is necessary for the implementation and completion of the Transaction, duly informing said employees and consultants about the confidentiality obligations provided hereunder and requiring their compliance with said obligations;

d.	Refrain from copying or reproducing the contents of the Confidential Information in any manner without the prior written agreement of the disclosing Party;

The confidentiality obligations hereunder will be binding for the Parties for 12 (twelve) months after the termination or the expiration of this JVSA for whatever reason.

17.2	Non-Competition and Non-Solicitation.

The Parties hereby undertakes that neither person in their respective group shall (either personally or via any of its agents, affiliates or businesses in which it is a shareholder, partner, owner, employee, officer, director, consultant, or otherwise), during the term of this JVSA:

a.

Directly or indirectly solicit, hire, engage, endeavor to entice away from VC Singapore or otherwise interfere with the relationship of VC Singapore with any person or entity who is a customer of VC Singapore, or who is an employee, officer, director, consultant or contractor of the VC Singapore; or

b.

Directly or indirectly own an interest in, establish, open, manage, operate, join, control, or participate in or be connected with, as a shareholder, partner, owner, employee, officer, director, consultant or otherwise, in any business, enterprise, trade or occupation similar to, or in competition with, the business conducted, or proposed to be conducted, by VC Singapore. It is specifically acknowledged that Sinay holds a majority shareholder position in Lumina Medical Pte. Ltd. and Venus Principal Concept LLP. These companies have co-operated fully with VC Singapore and these entities are not considered to have been in any way in violation of this agreement. Sinay commits that these entities will not carry, promote or sell any products that are competitive to VC Singapore.

c.	The Parties further recognize and acknowledge that a breach of this Section 17.2 would cause VC Singapore substantial and irreparable damages and shall deemed a material breach of this NSA.
17.3	Amendments

This JVSA constitutes the entire agreement between the Parties and no amendment to this JVSA shall be binding on either Party, unless it is agreed between the Parties in writing with expressed reference to this JVSA.

17.4	Notices

All notices to be given hereunder shall be submitted in writing, by means of registered letter with advice of receipt, courier, facsimile or e-mail, followed by registered mail with advice of receipt, to the addresses listed hereinbelow or to such other address as the Parties may indicate in writing to each other:

for Venus:

255 Consumers Road,

Suite 100

Toronto, Ontario, M2J 1R4

Attention to: Mr. Greg Van Staveren, CFO

Tel.: +1 888 907 0115, ext. 149

Fax: +1 855 907 0115

E-mail: greg@venusconcept.com

for Sinay:

573/52 Soi Ramkhamhaeng 39 (Thepleelal)

Plubpla, Wangthonglang

Bangkok 10310 THAILAND

Attention to: Mr. Soeren Maor Sinay

Tel.: +66817797496

E-mail: maor.sinai@gmail.com

17.5	Expenses and Taxes

18.Unless a cost relates to VENUS inability to comply with requirements of local authorities, all applicable charges relevant to the stipulation of this NSA and/or its annexes, including stamp and registration duties, where due, shall be borne equally by the Parties.

18.1	No Assignment

The Parties may not assign in whole or in part this JVSA or the rights and obligations arising therefrom to third parties, with or without consideration and by any title, without the prior written consent of the other Party.

18.2	Announcement

No public announcement or statement to any member of the press or media with respect to this JVSA or any transaction contemplated hereby shall be made at any time by any Party hereto except where the text of the announcement or statement and the time and manner of its release have been expressly consented by and agreed upon in writing by the other Party. However, if at any time, any Party hereto shall be bound by law or regulation or other mandatory order to make any such public announcement, such Party shall be entitled to do so after close and timely consultation with the other Party.

18.3	Severability

Should any of the provisions of this NSA be held invalid or non-enforceable, said invalidity or non-enforceability will not result in the invalidity or non-enforceability of the remaining provisions of this JVSA, which will continue to remain in full force and effect. In that event, the Parties will negotiate in good faith feasible solutions, satisfactory to both Parties aimed at replacing the invalid or non-enforceable provisions.

18.4	Headings

Headings used in this JVSA are for convenience only and shall not affect the meaning or construction of this JVSA.

18.5	Interpretation

This JVSA shall be interpreted in good faith, having regard to the common intention of the Parties and the substantial result, which, with the execution of this JVSA, they intend to achieve.

18.6	Other Provisions

This .JVSA and the Annexes hereto contain all the provisions governing the relationships between the Parties concerning the rights and obligations set forth herein and supersede any other previous understanding between the Parties on the subject matter hereof.

18.7	Governing Law and Court

This JVSA shall be governed by the laws of the State of Israel. All disputes arising from the implementation, interpretation and termination of this JVSA shall be referred to the exclusive jurisdiction of the competent courts in Tel Aviv district.

18.8	Final Provision

The Parties also acknowledge that this JVSA is the outcome of articulated negotiations between the Parties who therefore give their express and unconditional acceptance of the whole and of every part hereof.

This JVSA includes the JVSA and the following Exhibits:

Exhibits:

A.	Amended Articles of VC Singapore
B.	Signatory Rights Procedure

February 28, 2015

Sinay

/s/ Soeren Maor Sinay________

By: Soeren Maor Sinάy

Title: General Manager (President)

Venus Concept Ltd.

/s/ Greg Van Steveren

by: Greg Van Steveren on behalf of Domenic Serafino

Title: Chief Financial Officer